UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2009

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, CA 92806

(Address of Principal Executive Offices) (Zip Code)

(714) 238-1488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2009, Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”) and Multi-Fineline Electronix Singapore Pte. Ltd., a subsidiary of the Company (“MFLX Singapore”; the Company and MFLX Singapore, are each referred to herein individually as the “Borrower” and together as the “Borrowers”), entered into a Loan and Security Agreement with Bank of America, N.A., as a lender and agent (in such capacity as “Agent”), which is dated as of February 12, 2009 (the “Agreement”), providing for a senior revolving credit facility (the “Facility”) in an amount up to $30,000,000, which may be increased to $60,000,000 in the Company’s discretion upon satisfaction of certain additional requirements (the “Revolver Commitment”).

Availability under the Facility for each Borrower will be an amount equal to the lesser of: (1) 85% of the eligible accounts receivable attributable to such Borrower minus $6,000,000 (or minus $10,000,000 if the credit facility has been increased to $40,000,000 or more) or (2) the Revolver Commitment minus the Availability Reserve (as defined in the Agreement) to the extent attributable to such Borrower in Agent’s discretion.

Amounts outstanding under the Facility will bear interest at either: (1) a rate equal to LIBOR or SIBOR/Singapore Swap Rate, as Borrower may elect from time to time, plus the Applicable Margin (as defined in the Agreement), which ranges from 225 to 300 basis points for LIBOR or SIBOR/Singapore Swap Rates, or (2) the Base Rate (as defined in the Agreement) plus the Applicable Margin, which ranges from 50 to 125 basis points for the Base Rate. The Applicable Margin is determined based on the Adjusted Fixed Charge Coverage Ratio of the Company and its subsidiaries, on a consolidated basis.

The Facility has a three year term, subject to earlier termination by Borrowers in their discretion or by Agent upon the occurrence of an event of default.

As security for its obligations under the Facility, the Company has granted Agent a security interest in all of the Company’s assets (which does not include assets of any foreign subsidiary that is treated as a corporation for U.S. federal income tax purposes), except for its equipment, real property, intellectual property and 34% of the voting stock of each of its foreign subsidiaries. As security for its obligations under the Facility, MFLX Singapore has granted Agent a security interest in all of its assets, except for its equipment, real property and intellectual property. The Company has also guaranteed all of MFLX Singapore’s obligations under the Agreement.

The Agreement imposes customary affirmative, negative and financial covenants on the Borrowers and their subsidiaries. The negative covenants impose limitations on, among other things, the Company’s ability to make distributions on its capital stock or repurchase equity interests unless certain requirements are met, with limited exceptions. The financial covenants require that the Borrowers maintain a Fixed Charge Coverage Ratio (as defined in the Agreement) of (1) 0.9 to 1.0 for each period of 12 fiscal months ending on or prior to March 31, 2009 and (2) 1.0 for each period of 12 fiscal months ending on or after June 30, 2009. However, the financial covenants are only applicable if the aggregate availability is less than 20% of the Revolver Commitment.

The Agreement also contains customary events of default including defaults related to the following, among other things: failure to make payments; breach of a representation or warranty; covenant breaches; judgments or loss or theft of collateral in excess of specified amounts; injunction or governmental pronouncement preventing the operation of the Borrowers’ business; criminal indictment of any Borrower or senior officer; change of control; insolvency; and ERISA violations. An event of default is also triggered if the Singapore Minister of Finance declares MFLX Singapore to be a “declared company” under the Singapore Companies Act. A “declared company” is one over which the Minister of Finance may exercise certain powers to investigate such company to protect the public, shareholders or creditors. Upon the occurrence and continuance of an event of default, the Agent may, without notice or demand, declare all obligations under the Facility immediately due and payable, terminate or reduce the Revolver Commitment, adjust the borrowing base or proceed against the collateral, among other rights and remedies.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi-Fineline Electronix, Inc., a Delaware corporation

Date: February 26, 2009	By:	/s/ Reza Meshgin
Reza Meshgin
President and Chief Executive Officer

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